UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )
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[ ] Preliminary Proxy Statement [ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [ ] Definitive Proxy Statement
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Carillon Series Trust

(Name of Registrant as Specified in Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Raymond James Investment Management 880 Carillon Parkway St. Petersburg, FL 33716

March 25, 2026

Dear Valued Shareholder:

As a shareholder of one or more Carillon Funds, you should have recently received in the mail important proxy voting material requesting you to vote at the Special Meeting of Shareholders scheduled for April 24, 2026 at 9:30 a.m. Eastern Time.

The Meeting was called in order to consider amendments to each Fund’s fundamental investment policies. Many of these policies were drafted a number of years ago based on then-current standards or regulatory requirements. With the passage of time, these restrictions may have become outdated, may no longer be consistent with industry practices, may unnecessarily restrict the flexibility of a Fund in pursuing its investment objectives and strategies, or may present unnecessary compliance obligations.

According to our records, we have not yet received your proxy vote.

If a Fund does not receive sufficient votes to approve the proposals detailed in the proxy materials previously mailed to you, we may occasionally contact shareholders to encourage them to vote. In efforts to keep proxy solicitation costs down, we’d greatly appreciate your vote on these important proposals.

Voting is easy and fast. You can vote your proxy using one of the options below:

Online: Visit the website indicated on the proxy card.

Phone: Call (888) 605-1957. A proxy representative can record your voting instructions during the call. Hours of operation are Monday to Friday, 9:00 am to 10:00pm Eastern Time, and Saturday, 10:00 am to 6:00pm Eastern Time.

• Mail: Sign, date and return the enclosed proxy card in the postage-paid envelope provided.

By casting your proxy vote now, you will ensure that your shares are represented and that we will not need to contact you further relating to these proposals.

Shareholders will vote on the proposals at the Special Meeting of Shareholders to be held on April 24, 2026. Detailed information about the Special Meeting and the proposals can be found in the proxy statement, or online at: vote.proxyonline.com/Carillon/docs

If you have any questions about the proposals, you may contact your financial advisor or EQ Fund Solutions at (888) 605-1957.
Sincerely,
Susan Walzer
President

Enclosure